Exhibit (d)(xiv)

OFFER OF LETTER AGREEMENT

June 8, 2016

Telecom Italia S.p.A.
via Gaetano Negri 1
20123 Milan, Italy
Attention: Chief Financial Officer

Telecom Italia International N.V.
Strawinskylaan 1627
1077XX Amsterdam, The Netherlands
Attention: Chief Executive Officer

Ref: Offer # 4/2016

Dear Sirs:

In connection with our previous conversations, Fintech Telecom, LLC, a limited liability company organized and existing under the laws of Delaware (“Fintech”), hereby irrevocably offers (this “Offer”) to Telecom Italia S.p.A, a corporation organized and existing under the laws of Italy (“TI”), and Telecom Italia International N.V. (“TII”), a company organized and existing under the laws of the Netherlands (together with TI, the “Sellers”), to enter into a Letter Agreement in the form attached hereto as Exhibit I (the “Letter Agreement”) in respect of the Amended and Restated Transition Services Availability Payment MOU, dated October 24, 2014 by and among Fintech and the Sellers and the Replacement Note dated March 8, 2016 issued by TII to Fintech, and certain related matters.

Please note that this Offer (i) shall be in full force and effect for an irrevocable period of three (3) days as from receipt of this Offer by the Sellers and (ii) shall be deemed accepted in its entirety if, before 11.59 p.m. (Buenos Aires time) on June 11, 2016, the Sellers deliver to Fintech a notice of acceptance substantially in the form attached hereto as Exhibit II (the “Acceptance Notice”).

This Offer shall be subject to Section 6.16 (Confidentiality) of the Amended and Restated Stock Purchase Agreement (as amended from time to time by the parties thereto) dated October 24, 2014, among, inter alia, Fintech and the Sellers.

This Offer shall be governed by and interpreted in accordance with the laws of the State of New York.

Very truly yours,

[Signature Page Follows]

Fintech Telecom, LLC

By:	/s/ Julio Rafael Rodriguez, Jr.
Name:	Julio Rafael Rodriguez, Jr.
Title:	Authorized Person

By:	/s/ Erika Mouynes
Name:	Erika Mouynes
Title:	Authorized Person

[Signature Page to Offer]

Exhibit I

(see attached)

LETTER AGREEMENT

THIS LETTER AGREEMENT (this “Letter Agreement”) is made and entered into as of June 8, 2016, by and among Fintech Telecom, LLC, a limited liability company duly authorized under the laws of Delaware (the “Purchaser”), Telecom Italia S.p.A., a company duly organized and existing under the laws of Italy with its registered office at via Gaetano Negri 1, Milan, Italy (“TI”) and Telecom Italia International N.V., a company duly organized and existing under the laws of The Netherlands with its registered office at Atrium 3111, Strawinskylaan 1627, 1077XX Amsterdam (“TII” and together with TI, the “Sellers”).

RECITALS:

WHEREAS, the Purchaser and the Sellers are parties to an Amended and Restated Stock Purchase Agreement, dated as of October 24, 2014 (as amended from time to time by the parties thereto, the “SPA”), and the Closing under and as defined thereunder took place on March 8, 2016;

WHEREAS, in connection with the transactions contemplated by the SPA, the Sellers and certain of their respective Affiliates on the one hand, and on the other hand the Purchaser and certain of its Affiliates or the Los W Parties, entered into certain other agreements executed as of the Closing Date, the Interim Transfer Date, the Amendment Date or the Original Signing Date (all such agreements collectively the “Transaction Agreements”), including an amended and restated memorandum of understanding dated as of October 24, 2014 between the Sellers and the Purchaser in respect of the post-Closing availability of certain transition services (the “TSA MOU”) and a Note issued on October 29, 2014 by TII to the Purchaser in an aggregate principal amount of US$600,593,478 (the “Note”), which was partially prepaid on the Closing and replaced with a replacement note in the aggregate principal amount of US$30,000,000 (the “Replacement Note”); and

WHEREAS, the Purchaser and the Sellers desire to set forth certain agreements relating to the extension of deadline for payment under the TSA MOU and cessation of the obligation to pay interest on the Replacement Note on and from June 8, 2016.

NOW, THEREFORE, in consideration of the foregoing and the agreements set forth herein, for good and valuable consideration (the receipt and sufficiency of which is hereby acknowledged) and intending to be legally bound hereby, the Purchaser and the Sellers agree as follows:

1.                                      Definitions.  All capitalized terms not otherwise defined herein shall have the respective meanings given to them in the SPA.

2.                                      Extension of Deadline for Payment of the Transition Services Availability Payment; Accrual of Interest.  The Purchaser and the Sellers hereby agree to amend and restate section 3(d) of the TSA MOU in part, so that the phrase:

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“Purchaser shall pay to Sellers US$30,000,000 (the “Transition Services Availability Payment”), on the date that is 3 months following the Closing Date;”

shall be amended and restated to read:

“Purchaser shall pay to Sellers US$30,000,000 plus interest at a rate of 4.325% per annum accruing from and including June 8, 2016 to and including the date of payment (such amount, including all accrued interest, the “Transition Services Availability Payment”), on or before July 20, 2016;”.

Accordingly, the “Transition Payment Amount Obligation” set out in the Pledge and Security Agreement dated October 29, 2014 between the Sellers and the Purchaser, and the references in the Replacement Note to the Transition Payment Amount Obligation (and the Secured Obligation constituted thereby), and the date by which such obligation is to be satisfied, refer to the obligation as amended by this Letter Agreement, to make such payment on such date as set out above.

3.                                      Amendment to Replacement Note.  The Replacement Note is hereby amended by adding the following sentence at the end of the Payment Terms section headed “Interest Rate”:

“Notwithstanding the foregoing or anything to the contrary in this Note, no interest shall accrue on any day from (and including) June 8, 2016 through (and including) the date on which the Transition Payment Amount Obligation is satisfied in full.”

4.                                      Netting of Payments.

a.                                      Notwithstanding section 4 of the TSA MOU, the Purchaser and the Sellers hereby agree that any amounts payable by TII under the Replacement Note (as modified by this Letter Agreement) on the first mandatory prepayment date thereunder may be set off against the Transition Services Availability Payment owed by the Purchaser to the Sellers under the TSA MOU (as modified by this Letter Agreement), and all such payment obligations may be satisfied by a net payment from the Purchaser to TII, for itself and as collection agent for TI, or from TII or TI to the Purchaser, as the case may be, on the date on which the Transition Services Availability Payment is due under the TSA MOU (as modified by this Letter Agreement).

b.                                      This Letter Agreement is not intended to alter the accounting characterization of any payments made or amounts due under any Transaction Agreement.

5.                                      Merger of TII and Telecom Italia Finance.  The Purchaser hereby agrees, in respect of itself and its Affiliates, to the merger of TII with Telecom Italia Finance, and the resultant assumption of the assets and liabilities of TII by Telecom Italia Finance

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(including all rights and obligations of TII under or connected to the SPA or Transaction Agreements or this Letter Agreement and transactions contemplated hereby or thereby).  The Purchaser agrees and acknowledges that its undertakings and acknowledgements in this Section were a condition precedent to the Sellers’ agreement to this Letter Agreement.

6.                                      Costs and Expenses.  All costs and expenses incurred in connection with this Letter Agreement and the consummation of the transactions contemplated hereby shall be paid by the party incurring such expenses; provided that such costs and expenses incurred by the Sellers or either of them shall be paid by the Purchaser.

7.                                      Transaction Agreements.

a.                                      Except to the extent explicitly provided herein, the rights and obligations under the Transaction Agreements in accordance with their terms remain in full force and effect and shall not be considered waived or amended by this Letter Agreement.

b.                                      If there is any conflict between the provisions of this Letter Agreement and any Transaction Agreement, the provisions of this Letter Agreement will prevail.

8.                                      Incorporation by Reference.  Sections 10.02 (Amendment and Modification), 10.03 (Notices), 10.04 (Counterparts), 10.05 (Entire Agreement; No Third Party Beneficiaries), 10.06 (Severability), 10.07 (Governing Law), 10.08 (Arbitration), 10.09 (Extension; Waiver), 10.11 (Headings) and 10.12 (Equitable Relief) of the SPA are hereby incorporated in this Letter Agreement by reference on a mutatis mutandis basis.  For purposes of interpreting such Sections as incorporated herein, the words “this Agreement” in such Sections shall be deemed to refer to this Letter Agreement.

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Exhibit II

(see attached)

ACCEPTANCE NOTICE

June 8, 2016

Fintech Telecom, LLC
375 Park Avenue, 38th Floor,
New York, New York 10152
Attention: J.R. Rodriguez, Erika Mouynes

Dear J.R. and Erika:

We hereby irrevocably accept your offer dated June 8, 2016, with reference “Offer # 4/2016”, in its entirety.

Very truly yours,

[Signature Page Follows]

Telecom Italia S.p.A.

By:	/s/ Andrea Balzarini
Name:	Andrea Balzarini
Title:	Authorized Person

Telecom Italia International N.V.

By:	/s/ Francesco S. Lobianco
Name:	Francesco S. Lobianco
Title:	Chief Executive Officer

[Signature Page to Acceptance Notice]